                                                                   EXHIBIT 10.69

===============================================================================


                               SERVICES AGREEMENT

                                    between

                            THE TJX COMPANIES, INC.

                                      and

                                 BRYLANE, L.P.



                         Dated as of December 9, 1996


===============================================================================

                              SERVICES AGREEMENT
                              ------------------


     THIS SERVICES AGREEMENT (the "Agreement"), made as of this ____ day of December 1996, is entered into by Brylane, L.P., a Delaware limited partnership having an address at 463 Seventh Avenue, New York, New York 10018 ("Brylane"), and The TJX Companies, Inc., a Delaware corporation with its principal office at 770 Cochituate Road, Framingham, Massachusetts 01701 ("TJX").

                                  WITNESSETH:
                                  -----------

     WHEREAS, TJX, its subsidiary Chadwick's, Inc. ("COB") and certain related entities and Brylane have entered into an Asset Purchase Agreement dated October 18, 1996 (the "Purchase Agreement") pursuant to which Brylane has agreed to purchase the assets of COB; and

     WHEREAS, TJX is willing to continue to provide to Brylane certain services relating to the COB business that it is presently providing to COB upon the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows:

1.   SERVICES.

     1.1  Services to be Made Available.  In accordance with the terms and
          -----------------------------
provisions of this Agreement, TJX agrees to perform (or cause its subsidiaries to perform) for Brylane and its subsidiaries services relating to the COB business described in the Annexes hereto (collectively, the "Services") in the amounts and to the extent specified with respect to each such Service in the applicable Annex hereto and Brylane agrees to perform any of its obligations hereunder and as set forth in the following Annexes:

          Services                       Applicable Annex
          --------                       ----------------

     Data Processing                            A

     Treasury Services                          B

     Corporate Payroll Services                 C

     Legal Services                             D

     1.2  Fees.  Brylane agrees to pay to TJX a fee for each of the Services as
          ----
specified in the applicable Annex hereto.

     Not more often than once per fiscal month, TJX shall forward to Brylane invoices for the Services listing the Services provided hereunder and listing the fees for such Services, together with such additional documentation evidencing the provision thereof as Brylane shall reasonably request. Invoices for Services provided for partial fiscal months and relating to Services for which the fees are to be calculated on a monthly basis shall be based upon the number of days in such fiscal month. Within 30 days of receiving an invoice and such additional documentation (if any) reasonably requested by Brylane, Brylane shall pay to TJX the amount invoiced. Brylane agrees to pay to TJX interest on any such invoice amount that is not paid within 30 days after receipt by Brylane at a rate per annum equal to the rate announced by The First National Bank of Boston as its Base Rate, calculated daily, for each day that such invoice amount remains overdue.

     1.3  Term of Agreement.  This Agreement shall become effective as of the
          -----------------
date first set forth above and shall terminate with respect to each Service on the date specified for such Service or as determined in accordance with the applicable Annex hereto.

     1.4  Timely Performance and Cooperation.  TJX shall use commercially
          ----------------------------------
reasonable efforts to perform the Services in a timely manner that will be at least consistent with its past practices and Brylane shall use commercially reasonable efforts to cooperate with TJX in connection with the provision of the Services.

2.   REPRESENTATIONS AND WARRANTIES.

     As an inducement to enter into this Agreement, each party represents to and agrees with the other that:

          (a) it is a corporation or partnership duly organized, validly existing and in good standing under the law of the State of Delaware and has all requisite corporate or partnership power, as the case may be, to carry out the transactions contemplated by this Agreement;

          (b) it has duly and validly taken all corporate or partnership action, as the case may be, necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

          (c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

3.   OTHER TERMS AND PROVISIONS.

     3.1  Independent Contractor Status.  TJX shall perform all services under
          -----------------------------
this Agreement as an "independent contractor" and not as an agent of Brylane. TJX is not authorized to, and shall not, assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, Brylane or bind Brylane in any manner. TJX shall be solely responsible for the payment of all salaries and benefits and all employment taxes with respect to its employees and the employees of its subsidiaries providing the Services.

     3.2  Indemnification.  Brylane hereby agrees to indemnify and hold harmless
          ---------------
TJX, its subsidiaries, each of their respective directors, officers, employees, agents and affiliates (a "TJX Indemnitee") from and against all costs and damages incurred by such TJX Indemnitee to third parties as a result of the provision by TJX pursuant to this Agreement of the Services, other than (i) costs or damages incurred by such TJX Indemnitee as a result of its willful misconduct or gross negligence and (ii) certain license fees for software, if any, as further specified in paragraph 3 of Annex A attached hereto. TJX hereby agrees to indemnify and hold harmless Brylane, its subsidiaries, each of their respective directors, officers, employees, agents and affiliates (a "Brylane Indemnitee") from and against all costs and damages incurred by such Brylane Indemnitee to third parties as a result of: (i) the willful misconduct or gross negligence of TJX in the provision by it of the Services pursuant to this Agreement, or (ii) any claim that the use in the provision of Services of any software developed or owned by TJX or any of its affiliates infringes upon the patent, copyright or other intellectual property interests of any third party. Procedures relating to indemnification claims and obligations shall follow and be handled in accordance with Sections 9.4 and 9.5 of the Purchase Agreement.
In addition, in no event shall an indemnifying party be liable for any claim by a third party that is settled or compromised by an indemnified party without the written consent of the indemnifying party. This section shall survive the termination of this Agreement.

     3.3  Limitation of Liability and Reimbursement.  Other than as specified in
          -----------------------------------------
paragraph 3 of Annex A attached hereto, neither TJX nor any of its subsidiaries or any of their respective directors, officers, employees, agents or affiliates shall in any event be liable for any damages or expenses of any kind or nature whatsoever that may arise out of TJX's (or any such subsidiary's or any such directors', officers', employees', agents' or affiliates') performance or failure to perform any of its obligations under this Agreement, other than those damages caused by TJX's (or any such subsidiary's or such persons') willful misconduct or gross negligence. In addition, notwithstanding anything in this Agreement to the contrary, in no event will the parties hereto or any of their respective subsidiaries or any of their respective directors, officers, employees, agents or affiliates be liable to any person, for lost profits, lost savings, or other indirect, special, incidental or consequential damages whether such damages are based on tort, contract, or any other legal theory, and even if such party or any of its subsidiaries or any of their respective directors, officers, employees, agents or affiliates has been advised of the possibility of such damages. This section shall survive the termination of this Agreement.

     3.4  Severability.  If any term, provision, covenant or restriction of this
          ------------
Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     3.5  Assignment.  Except by operation of law or in connection with the sale
          ----------
of all or substantially all the assets of a party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Subject to the foregoing, this Agreement shall be binding in all events upon any successor to all or substantially all the assets of a party hereto.

     3.6  Further Assurances.  Subject to the provisions hereof, each of TJX and
          ------------------
Brylane shall make, execute, acknowledge and deliver such other agreements, documents or instruments and take or cause to be taken such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of TJX and Brylane shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, or other regulatory or administrative agency, commission or similar authority and promptly provide the other with all such information as the other may reasonably request in order to be able to comply with the provisions of this sentence.

     3.7  Parties in Interest.  Nothing in this Agreement expressed or implied
          -------------------
is intended or shall be construed to confer any right or benefit upon any person or entity other than TJX and Brylane and their respective successors and permitted assigns.

     3.8  Waivers, Etc.; Amendments.  No failure or delay on the part of TJX or
          -------------------------
Brylane in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No amendment, modification or waiver of any provision of this Agreement nor consent to any departure by TJX or Brylane therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

     3.9  Confidentiality.  Subject to any contrary requirement of law and the
          ---------------
right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential and shall cause its employees and agents to keep strictly confidential any information that it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement; provided, however, that such obligation to maintain confidentiality shall not apply to information that has been made or becomes public other than as a result of acts by the receiving party.

     3.10  Force Majeure.  TJX shall not be liable for failure to perform or any
           -------------
delay in performing any of its obligations under this Agreement if such failure or delay is due to fire, flood or other natural disasters or acts of God, war, embargo, riot, strike or the intervention of any government authority or other causes beyond its reasonable control ("Force Majeure"). TJX agrees to notify Brylane promptly of any Force Majeure and to use commercially reasonable efforts to resume performance as soon as is reasonably practicable.

     3.11 Entire Agreement. This Agreement contains the entire understanding of
          ----------------
the parties with respect to the provisions of Services from TJX to Brylane.

     3.12 Headings. Descriptive headings are for convenience only and shall not
          --------
control or affect the meaning or construction of any provision of this Agreement.

     3.13  Specific Performance.  TJX acknowledges that its failure to perform
           --------------------
Services under this Services Agreement may result in irreparable harm to Brylane. Brylane's right to commence any action at law or in equity under this Services Agreement or in connection with any other claim arising out of or relating to the services includes, but is not limited to, the right to assert a claim for specific performance of TJX's obligations hereunder; provided,
                                                               --------
however, that such right shall be available only in response to a failure by TJX
-------
to perform Services. Brylane shall not be required to prove actual damages in any such action for specific performance.

     3.14 Counterparts. This Agreement may be executed by the parties hereto on
          ------------
separate counterparts and in any number of counterparts, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

     3.15  Notices.  Any notice or other communication in connection with this
           -------
Agreement shall be deemed to be delivered if in writing (or in the form of a telecopy) addressed or transmitted as provided below and if either (i) actually delivered at said address, (ii) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mails, postage prepaid and registered or certified, or (iii) if in the form of a telecopy, when the receiving party gives telephonic notice of complete and legible receipt, to:

     If to Brylane:      Brylane, L.P.
                         463 7th Avenue, 21st Floor
                         New York, New York  10018
                         Attention:  Chief Financial Officer
                         Telecopy:  (212) 613-9567

     With a copy to:     John M. Roth
                         Freeman Spogli & Co. Incorporated
                         599 Lexington Avenue, 18th Floor
                         New York, New York  10022
                         Telecopy:  (212) 758-7499

     If to TJX, to:      The TJX Companies, Inc.
                         770 Cochituate Road
                         Framingham, Massachusetts 01701
                         Telecopier: (508) 390-2457
                         with copies to each:  President and General Counsel

     With a copy to:     Arthur G. Siler, Esq.
                         Ropes & Gray
                         One International Place
                         Boston, Massachusetts 02110
                         Telecopier:  (617) 951-7050

or to such other address as either party herein may designate for itself by notice given as herein provided.

     3.16.     Governing Law.  This Agreement shall be governed by and
               -------------
construed in accordance with the domestic substantive law of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive law of any other jurisdiction.

     IN WITNESS WHEREOF, The TJX Companies, Inc. and Brylane, L.P. have each caused this Agreement to be executed by its duly authorized officer as of the date first set forth above.


                              THE TJX COMPANIES, INC.

                              By: /s/ DONALD G. CAMPBELL
                                  ----------------------------------------
                                    Name:  Donald G. Campbell
                                    Title: Executive Vice President


                              BRYLANE, L.P.


                              By: /s/ PETER J. CANZONE
                                  ----------------------------------------
                                    Name:  Peter J. Canzone
                                    Title: Chief Executive Officer and
                                           Chairman of the Board

                                                                         Annex A
                                                                         -------



                            Data Processing Services
                            ------------------------

                  Data Processing Annex to Services Agreement

     The purpose of this Data Processing Annex (the "Annex") to the Services Agreement is to define more precisely the data processing services that will be provided by TJX to Brylane. In the event of any inconsistency between this Annex and the Services Agreement, this Annex shall control. Fiscal Years referred to herein are identified by reference to the year in which the TJX fiscal year ends. Thus, Fiscal 1997 refers to the fiscal year ended January 25, 1997.

     1.   Service Requirements.  During the Term (as such term is defined
          --------------------
below), TJX shall provide Brylane with the computing services for the COB business as described in Attachment I attached hereto (collectively, the "Computing Services") in accordance with the terms hereof. The term of the Services Agreement with respect to Computing Services (the "Term") shall terminate on January 31, 1998.

     For the period commencing on the date of the Services Agreement and ending on January 31, 1998, Brylane's requirements for computer usage (such requirements being hereinafter referred to collectively as the "planned requirements") during such period and TJX's charges for such periods shall be as set forth in Attachments II and I, respectively.

     Brylane may extend the period of Computing Services for the six month period ending July 25, 1998 in accordance with the February to July usage plan for Fiscal 1999 as set forth in Attachment II by providing TJX written notice of its desire to extend by July 31, 1997.

     2.   Calculation of Charges.  The charges for the Computing Services shall
          ----------------------
be calculated based on per hourly and per item arrangements set forth in Attachment I.

      TJX shall send monthly invoices to Brylane during the term of this agreement based on Brylane's usage of services.

     If Brylane's requirements exceed one hundred twenty percent (120%) of its planned requirements for each six (6) month period, then TJX will be entitled to adjust its charges to the extent reasonably necessary to recover its additional costs, if any, resulting from Brylane's additional requirements. TJX shall use its commercially reasonable efforts to satisfy any computer usage request in excess of one hundred twenty percent (120%) of Brylane's planned requirements.

     In the event that Brylane's actual requirements for any six (6) month period with respect to item 1 and the payroll component of item 2 of Attachment I are less than eighty percent (80%) of its planned requirements for such period, Brylane shall pay to TJX an amount equal to the charge for eighty percent (80%) of the planned requirements.

     Brylane agrees to provide to TJX by the fifteenth day of each month, a written forecast of the anticipated computer, disk and print resource usage of the COB business for each month remaining in the Term. The planned requirements shown in Attachment II will not be affected by this written forecast.

     3.   Third Party License Fees.  TJX shall promptly notify Brylane upon its
          ------------------------
receipt of any notice that a third party intends to increase its software license fees because of the Computing Services being provided by TJX to Brylane hereunder. In such event, TJX shall, with Brylane's participation and cooperation, negotiate the amount of such increase and shall seek to ensure that all additional license rights (other than those already held by TJX, which shall not be affected) are in the name of, or freely assignable (without payment of additional consideration) to, Brylane. If TJX incurs additional license fees, then such fees shall be borne as follows: Byrlane shall reimburse TJX for the first $500,000 of such fees; TJX and Brylane shall each pay 50% of the next $500,00 of such fees; and TJX shall pay the balance of any such additional fees.

     4.   Performance Targets.  It is expected that the performance targets for
          -------------------
the Computing Services provided to Brylane shall be no less than those specified on Attachment III, assuming Brylane's conformity with TJX's operating standards. Notwithstanding the foregoing, TJX shall not be required to maintain the performance targets for Computing Services to the extent that it is unable to maintain them for other users of computing services (including TJX) for reasons beyond its commercially reasonable control. In the event that TJX is unable to meet the performance targets for Computing Services for reasons beyond its commercially reasonable control, TJX shall provide Brylane the same levels and quality of Computing Services that it provides to other users of computing services (including TJX) and shall use its commercially reasonable efforts to alleviate any condition causing a diminution in such performance targets.

     5.   Invoices.  TJX shall render to Brylane each month, within 30 days
          --------
after the end of the month, an invoice for the charges for Computing Services incurred during the previous month. Such invoice shall be payable in accordance with the terms of the Services Agreement.

     6.   Delivery of Software.  Upon Brylane's request, TJX shall deliver to
          --------------------
Brylane within a reasonable period after such request the following items with respect to all applications (i.e. utility routines, utility programs and/or systems software) developed by TJX and used solely in connection with COB's business and in which no third party has any rights (the "TJX Software"):

     (a)  One copy of object code on magnetic media.

     (b)  One copy of source code on magnetic media.

     (c) One copy of any documentation, including source documentation, maintenance documentation and other documentation, for such software to the extent then available.

     Brylane shall pay TJX for its additional costs relating to such delivery of software.

     TJX hereby grants to Brylane the royalty free, non-exclusive, non-assignable and non-sublicensable right, license and privilege to use the TJX Software. Brylane agrees that all TJX Software and all copies thereof are proprietary to TJX and title thereto remain in TJX. All applicable rights to patents, copyrights, trademarks and trade secrets in the TJX Software are and shall remain in TJX. Brylane shall not sell, transfer, publish, disclose, display or otherwise make available the TJX Software or copies thereof to others. THE TJX SOFTWARE IS BEING PROVIDED TO BRYLANE AS IS AND ALL WARRANTIES ARE EXCLUDED, INCLUDING THE WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. This paragraph shall survive the termination of the Computer Services and that of the Services Agreement.

     7.   Coordinating Committee.  For the purpose of providing and continuing
          ----------------------
the harmonious relationship between TJX and Brylane, each shall appoint two individuals to coordinate and review the relationship between the two companies and their performance under this Annex, as well as strategic planning and technology changes. These individuals shall meet periodically, no less frequently than quarterly, to discuss operations under this Annex and any problems arising hereunder.

                                  Attachment I
                                   to Annex A
                             to Services Agreement

Certain initial charges are indicated and certain related arrangements explained.

                                       Initial      Estimated     Estimated
1. Computer                             FY '97        FY '98        FY '99
   (a) CPU/Model 952 (per hour)       $1,431.00     $1,431.00     $1,431.00
       CPU/Model 600J (per hour)         517.00     $  517.00        517.00
   (b) PRINT, 1-up (per 1K lines)           .43           .43           .43
       PRINT, 2-up (per 1K lines)           .26           .26           .26
       PRINT, REMOTE (per 1K lines)         .022          .022          .022
       PRINT, SARVIEW (per 1K lines)        .022          .022          .022
   (c) MICROFICHE (per fiche)               .46           .46           .46
   (d) DATA ENTRY (per record)              .041          .041          .041
       DATA ENTRY (per floppy file)       11.30         11.30         11.30
   (e) DEDICATED DISK (per GB/mo.)       260.00        260.00        260.00
   (f) NETWORK CONNECT Fee                43.00         43.00         43.00
          (per unit/mo.)
   (g) PAYROLL (per check)                  .36           .37           .39
   (h) D/C Rate (per hour)                35.00         35.00         35.00
   (i) Software Rate (per hour)           50.00         50.00         50.00

2. Payroll, General Ledger, Fixed Asset, E/P System, and other Corporate Systems Support.

     (a) Payroll Support - rate shown for item 1(g) above includes 50 staff days of Direct Support. Service requests exceeding this annual level, if agreed to by TJX, will be billed at the Software Rate per hour.

     (b) Other systems - usage as incurred in item 1(a) above, plus an application support fee of $4,500 per month for General Ledger, Fixed Asset, E/P, and related software plus any license fees (at cost) if
                                           ----
          additional charges are incurred.

     Notwithstanding Section 1 of the Annex, production of W-2 Forms shall, at Brylane's option, extend through the calendar year ending on December 31 in the year in which the termination of the other Computing Services occurs.

3.   Maintenance and operation of the TJX Data Communication network

     (a)  Communication lines & hardware - provided at TJX's cost

     (b) Routine support - 50 staff days are included in item 1(f) above; support exceeding this annual level, if agreed to by TJX, will be billed at the D/C Rate per hour.

     (c) Unplanned projects, if agreed to by TJX, will be billed at the D/C Rate per hour plus materials at cost

4.   Technical System Support

     (a)  Unplanned software - acquired, installed, and billed at cost

     (b) Routine support - up to 200 staff days are included in Item 1(a) above. Support exceeding this annual level must be agreed to by TJX will be billed at the Software Rate per hour.

     (c)  Unplanned projects - billed at $50/hour plus materials at cost

5.   New Technology Support

     Support for Graham Technologies Project including the Pilot shall not exceed 10 staff days and neither TJX nor any of its subsidiaries or any of their respective directors, officers, employees, agents or affiliates shall in any event be liable for any damage or expenses of any kind whatsoever that may arise out of the Graham Technology Project or any new technology project for which support is provided. This paragraph shall survive the termination of the Computer Services and that of the Services Agreement.

6.   Technical Training Classes

     Computer-related training classes which are offered to TJX associates will be made available to Brylane's associates on a space available basis. The classes will be billed to Brylane at TJX cost.

                                 Attachment II
                                   to Annex A
                              to Service Agreement


                     FISCAL 1997 COMPUTER UTILIZATION PLAN
                     PLANNED USAGE FOR CHADWICK'S OF BOSTON

                                  FEB       MAR        APR        MAY        JUN        JUL
                                  (4)       (5)        (4)        (4)        (5)        (4)

PRODUCTION
BATCH CPU (hours)
  Telemarketing                   34.9       81.0       72.0       69.7       48.5       57.0
  Finance                         17.4       31.6       35.2       33.0       32.4       19.0
  Merchandising                   17.4       25.8       19.9       20.0       20.8       17.0
  Marketing                       34.0       66.7       32.8       69.3       50.2       38.0
  Fulfillment                     43.0       60.6       63.7       66.8       81.1       51.4
  Loss Prevention                  2.5        4.9        4.6        4.6        4.2        4.2
  Misc. direct marketing          15.6       20.9       14.3       15.6       20.9       15.0
  MPCS/Purchase orders            20.0       28.3       24.7       29.4       31.9       21.0
  All other (payroll, GL,
   HR, __                         16.1       22.4       11.4        9.7        4.7       15.0
                                ------    -------    -------    -------    -------    -------
Batch CPU (Hours)                202.9      342.2      276.6      320.1      294.7      237.6
CICS CPU (hours)                 358.7      603.5      526.1      589.3      587.0      514.5
IMS CPU (hours)                    0.0        0.0        0.0        0.0        0.0        0.0
PRINT 1up(thousands of lines)       60        129         71         72        239         95
PRINT 2up(thousands of lines)        3          0          1        140         13          5
MICROFICHE (pages)               5,147      3,370      5,309      4,883     11,921      3,768
DATA ENTRY (records)             8,010      9,060     10,580      9,670     17,893      8,000
REMOTE PRINT                    75,618    156,333    138,120    129,685    145,170    130,821

TEST
BATCH CPU (hours)                122.1       71.6       70.8       52.7      194.7      125.0
CICS CPU (hours)                  12.9       15.8        7.5        8.5        7.2       12.8
PRINT 1up(thousands of lines)      775      2,201        839        676      1,736        975
PRINT 2up(thousands of lines)      163         62      1,513          4         95         53

OTHER
NETWORK SUPPORT                    543        544        544        545        544        544
ACCOUNTING SYSTEM                    0          0          0          0          0          0
PAYROLL USAGE (checks)           8,370     11,418      9,034      6,916     11,375      9,100
DEDICATED DISK (hours)           114.0      133.0      133.0      133.0      131.4      137.1
SARVIEW                          6,665      9,804      7,101      8,588      9,600      7,100

                                  AUG        SEP        OCT        NOV         DEC        JAN        TOTALS
                                  (4)        (5)        (4)        (4)         (5)        (4)         (52)

PRODUCTION
BATCH CPU (hours)
  Telemarketing                    54.8      103.3       51.9       88.3        80.0       70.0        841.5
  Finance                          18.0       30.0       36.0       41.0        36.0       22.0        353.8
  Merchandising                    19.0       21.0       22.0       20.0        24.0       20.0        246.9
  Marketing                        57.0       71.0       42.0       56.0        50.0       29.0        598.0
  Fulfillment                      51.2       66.0       64.9       71.1        75.0       59.7        756.5
  Loss Prevention                   4.2        5.0        5.0        5.0         5.0        4.2         53.4
  Misc. direct marketing           15.0       20.0       15.0       15.0         200       15.0        202.3
  MPCS/Purchase orders             20.0       28.0       20.0       22.0        28.0       22.0        295.3
  All other (payroll, GL,
   HR, __                          15.0       20.0       15.0       15.0         200       15.0        181.3
                                -------    -------    -------    -------    --------    -------    ---------
Batch CPU (Hours)                 254.3      364,3      301.6      333.4       340.0      256.9      3,526.8
CICS CPU (hours)                  499.2      853.0      688.9      701.2       833.4      499.7      7,362.5
IMS CPU (hours)                     0.0        0.0        0.0        0.0         0.0        0.0          0.0
PRINT 1up(thousands of lines)     1,546        227         89         87         334      3,274        6,203
PRINT 2up(thousands of lines)        84         12          5          4          18        179          464
MICROFICHE (pages)                7,457     11,921      3,768      7,457      11,921      3,768       80,690
DATA ENTRY (records)             10,000     12,900     10,000     10,000      12,000      6,000      124,113
REMOTE PRINT                    120,910    181,652    196,460    186,875     196,969    137,320    1,794,133

TEST
BATCH CPU (hours)                 125.0      200.0      150.0      100.0       150.0      120.0      1,481.9
CICS CPU (hours)                   13.9       14.9       10.8       11.4        14.2       11.6        141.5
PRINT 1up(thousands of lines)     1,418      1,567      1,128      1,531       3,413      2,033       18,292
PRINT 2up(thousands of lines)        77         85         62         83         186        111        2,514

OTHER
NETWORK SUPPORT                     544        544        544        544         544        574        6,528
ACCOUNTING SYSTEM                     0          0          0          0           0          0            0
PAYROLL USAGE (checks)            9,100     11,375      9,100      9,100      11,375      9,100      117,363
DEDICATED DISK (hours)            137.1      139.6      139.6      139.6       139.6      139.6      1,610.9
SARVIEW                           7,100      9,600      7,100      7,100       8,800      7,100       97,056
                                                                                                   =========

                                                                                     Total CPU      12,512.7

                                 Attachment II
                                   to Annex A
                              to Service Agreement


                     FISCAL 1998 COMPUTER UTILIZATION PLAN
                     PLANNED USAGE FOR CHADWICK'S OF BOSTON

                                 PLAN       PLAN       PLAN       PLAN       PLAN       PLAN
                                  FEB       MAR        APR        MAY        JUN        JUL

CURRENT PRODUCTION
------------------

Batch CPU (hours)
 Telemarketing                    43.1       83.7       84.1       72.1       48.5       59.0
 Finance                          20.3       32.3       39.4       33.8       32.4       19.5
 Merchandising                    18.0       20.0       20.4       20.1       20.8       17.1
 Marketing                        35.2       67.0       33.8       69.6       50.5       38.2
 Fulfillment                      53.1       62.6       74.3       71.1       81.1       53.2
 Loss Prevention                   2.6        4.9        4.9        4.6        4.2        4.2
 Misc. direct marketing           16.6       21.1       14.9       15.8       20.9       16.2
 MPCS/Purchase orders             21.3       25.6       25.9       29.7       31.9       21.2
 All other (payroll, G/L, HR
   etc.)                          21.1       22.9       12.8        4.1        4.7       15.4
                                ------    -------    -------    -------    -------    -------
Batch CPU (Hours)                231.3      349.2      310.1      320.9      294.9      242.9
CICS CPU (Hours)                 483.5      916.5      791.0      612.7      575.3      530.3
IMS CPU (hours)                    0.0        0.0        0.0        0.0        0.0        0.0
Print 1up(lines x 1000)             66        142         78      3,247        263        105
Print 2up(lines x 1000)              3          0          1        177         14          6
Microfiche (pages)               6,663      3,530      5,573      7,812     11,921      3,956
Data Entry (Records)            10,650      9,491     13,099     11,679     17,893      8,400
Remote Print                    90,951    150,800    155,566    131,524    145,170    134,746

                                                                                                     PLAN
                                  PLAN       PLAN       PLAN       PLAN       PLAN       PLAN        FULL
                                  AUG        SEP        OCT        NOV        DEC        JAN         YEAR

CURRENT PRODUCTION
------------------

Batch CPU (hours)
 Telemarketing                     60.4      113.6       92.8       91.2       82.1       67.7        898.2
 Finance                           19.3       32.1       39.4       42.0       38.7       21.5        370.7
 Merchandising                     19.3       21.3       22.4       20.1       24.1       19.9        249.4
 Marketing                         57.8       72.0       42.8       56.3       50.2       28.9        602.2
 Fulfillment                       56.3       72.6       73.6       73.5       77.0       57.7        806.0
 Loss Prevention                    4.3        5.1        5.2        5.5        6.5        4.2         56.3
 Misc. direct marketing            15.4       20.6       16.5       17.1       22.2       18.9        212.2
 MPCS/Purchase orders              20.6       28.8       20.6       22.2       28.2       21.6        300.9
 All other (payroll, G/L, HR
   etc.)                           16.1       21.4       18.4       15.4       20.4       14.6        185.3
                                -------    -------    -------    -------    -------    -------    ---------
Batch CPU (Hours)                 269.5      387.6      329.0      343.3      349.4      253.1      3,681.2
CICS CPU (Hours)                  572.1      952.7      827.9      737.3      679.6      487.6      8,166.6
IMS CPU (hours)                     0.0        0.0        0.0        0.0        0.0        0.0          0.0
Print 1up(lines x 1000)           1,791        250         98         74        367      3,601        9,991
Print 2up(lines x 1000)              65         13          6          4         20        197          526
Microfiche (pages)                8,522     13,624      4,486      7,012     12,375      3,599       91,063
Data Entry (Records)             11,429     14,743     11,905     10,476     12,457      5,714      137,966
Remote Print                    131,274    197,222    218,912    192,214    201,471    133,397    1,893,277

TEST
----
Batch CPU (Hours)                134.3       78.8       77.0       64.7      214.2      137.5
CICS CPU (Hours)                  14.2       17.4        8.3       19.4        7.9       14.1
Print 1up(lines x 1000)            853      2,421        840      1,401      1,910      1,073
Print 2up(lines x 1000)            170         90      1,654         76        105         58

OTHER
-----
Network Support(per mo)            544        544        544        544        544        544
Accounting System                    0          0          0          0          0          0
Payroll Usage System (checks)    8,370     11,418      9,034      9,100     11,375      9,100
Dedicated Disk(GB/month)         177.6      177.6      197.6      175.7      170.8      175.9
Sarview                          7,332     10,764      7,811      7,810     10,780      7,810

JANUARY 5 WEEK MONTH ADJUSTMENT (CPU Hours)             50.0       50.0
-------------------------------------------

NEW PRODUCTION
--------------
Graham Technologies              (34.6)    (112.4)    (107.9)    (195.3)    (184.9)    (233.7)
Tracking Mdse from
 Pic to Pack                       0.0        0.0        0.0        3.2        3.4        2.4
C.A.R. Processing                  0.0        0.0        0.0        3.2        3.4        2.4
Multiple Releases                  0.0        0.0        0.0        0.0        0.0        0.0
Merchandising projects             0.0        0.0        0.0        0.0        0.0        0.0
 Control Item Costs, Retail
  Mark On, Coverage Model to
  Item Planning, Key Item
  Planning, Vendor Performance,
  Expand MPCS Database
Liquidations Management            0.0        0.0        0.0        0.7        0.7        0.7
PO/Receiving/AP Integration        0.0        0.0        0.0        0.0        0.0        0.0
Link Shipping & Customer
 Order Systems                     0.0        0.0        0.0        0.0        0.0        0.0
DB2 Conversions
 House File                        0.0        0.0        0.0        0.0        0.0        0.0
 Order, Inventory, Binbox,
  etc.                             0.0        0.0        0.0        0.0        0.0        0.0
Marketing CDC Database             0.0        0.0        0.0        0.0        0.0        0.0

TOTAL NEW PRODUCTION             (34.8)    (112.4)    (107.9)    (188.2)    (177.4)    (228.1)
                                                                                      =======
                                                               Feb. - July Total CPU: 6,446.4
TEST
----
Batch CPU (Hours)                137.5      220.0      165.0      110.0      165.0      132.0      1,636.8
CICS CPU (Hours)                  15.3       16.4       11.9       12.5       15.6       12.5        165.7
Print 1up(lines x 1000)          1,560      1,724      1,241      1,684      3,754      2,236       20,696
Print 2up(lines x 1000)             85         94         68         91        205        122        2,837

OTHER
-----
Network Support(per mo)            544        544        544        544        544        544        6,528
Accounting System                    0          0          0          0          0          0            0
Payroll Usage System (checks)    9,100     11,375      9,100      9,100     11,375      9,100      117,547
Dedicated Disk(GB/month)         193.5      197.0      202.2      156.7      185.6      176.3      2,217.1
Sarview                          7,810     10,780      7,810      7,810     10,780      7,810      105,127

JANUARY 5 WEEK MONTH ADJUSTMENT (CPU Hours)
-------------------------------------------

NEW PRODUCTION
-----------------------------
Graham Technologies             (292.3)    (522.1)    (442.4)    (398.7)    (361.1)    (252.3)    (3,128.1)
Tracking Mdse from
 Pic to Pack                       2.8        3.8        3.6        3.2        3.3        2.5         28.3
C.A.R. Processing                  2.8        3.6        3.6        3.2        3.3        2.5         28.3
Multiple Releases                  0.0        0.7        0.8        0.6        0.7        0.7          3.2
Merchandising projects             3.4        4.5        4.2        3.9        4.3        3.3         23.9
 Control Item Costs, Retail
  Mark On, Coverage Model to
  Item Planning, Key Item
  Planning, Vendor Performance,
  Expand MPCS Database
Liquidations Management            0.7        1.4        0.7        0.7        1.4        0.7          7.7
PO/Receiving/AP Integration        1.1        1.7        2.1        2.2        2.0        1.1         10.2
Link Shipping & Customer
 Order Systems                     1.4        1.9        1.6        1.6        1.7        1.2          9.6
DB2 Conversions
 House File                        0.0        0.0        0.0        0.0        0.0        0.0          0.0
 Order, Inventory, Binbox,
  etc.                             0.0        0.0        0.0        0.0        0.0        0.0          0.0
Marketing CDC Database             0.0        0.0        0.0        0.0        0.0        0.0          0.0

TOTAL NEW PRODUCTION            (280.1)    (503.8)    (425.9)    (383.3)    (334.5)    (240.3)    (3,016.7)
                                                                                                 =========

                                                                                      Total CPU:  10,585.6

                                 Attachment II
                                   to Annex A
                              to Service Agreement


                     FISCAL 1999 COMPUTER UTILIZATION PLAN
                     PLANNED USAGE FOR CHADWICK'S OF BOSTON

                                 PLAN       PLAN       PLAN       PLAN       PLAN       PLAN
                                  FEB       MAR        APR        MAY        JUN        JUL
CURRENT PRODUCTION
------------------

Batch CPU (hours)
 Telemarketing                    44.1       85.7       86.0       73.7       49.6       60.4
 Finance                          20.7       32.6       40.0       34.4       32.9       19.6
 Merchandising                    18.1       26.0       20.4       20.2       20.9       17.1
 Marketing                        35.3       67.3       33.7       69.9       50.7       38.3
 Fulfillment                      53.4       54.1       76.0       72.7       83.0       54.4
 Loss Prevention                   2.6        4.9        4.9        4.6        4.2        4.3
 Misc. direct marketing           16.7       21.3       15.0       15.9       21.0       15.3
 MPCS/Purchase orders             21.4       26.6       26.1       29.9       32.1       21.4
 All other (payroll, G/L, HR
   etc.)                          21.5       23.3       13.0        4.2        4.6       15.6
                                ------    -------    -------    -------    -------    -------
Batch CPU (Hours)                234.7      354.2      315.2      326.6      298.2      246.6
CICS CPU (Hours)                 499.6      947.0      817.3      633.9      594.5      545.0
IMS CPU (hours)                    0.0        0.0        0.0        0.0        0.0        0.0
Print 1up(lines x 1000)             73        136         66      3,512        289        115
Print 2up(lines x 1000)              4          0          1        195         16          6
Microfiche (pages)               7,091      3,640      6,792      8,073     12,316      4,018
Data Entry (Records)            11,026      9,888     13,536     12,068     18,409      8,610
Remote Print                    94,014    165,160    160,751    135,909    150,009    139,237

                                                                                                 PLAN
                               PLAN     PLAN       PLAN       PLAN       PLAN       PLAN         FULL
                                AUG      SEP        OCT        NOV        DEC        JAN         YEAR
CURRENT PRODUCTION
------------------
Batch CPU (hours)
 Telemarketing                 61.8      116.3       95.0       91.4       81.0       68.2        919.2
 Finance                       19.6       32.7       40.5       42.7       30.4       21.8        376.9
 Merchandising                 18.3       21.4       22.5       20.2       24.2       20.0        250.3
 Marketing                     57.0       72.3       42.9       56.5       50.4       29.0        604.2
 Fulfillment                   57.6       74.3       75.3       75.2       77.8       58.1        824.8
 Loss Prevention                4.3        5.2        5.2        5.6        6.6        4.2         56.7
 Misc. direct marketing        15.5       20.7       15.7       17.3       21.3       17.0        213.6
 MPCS/Purchase orders          20.7       29.0       20.9       22.4       24.4       21.9        302.9
 All other (payroll, G/L, HR
   etc.)                       16.3       21.8       18.7       15.6       21.7       14.9        188.4
                            -------    -------    -------    -------    -------    -------    ---------
Batch CPU (Hours)             273.3      393.5      334.9      349.7      350.7      257.0      3,736.9
CICS CPU (Hours)              591.2      984.5      835.5      761.9      701.3      505.9      8,438.8
IMS CPU (hours)                 0.0        0.0        0.0        0.0        0.0        0.0          0.0
Print 1up(lines x 1000)       1,871        275        108         61        404      3,952       10,990
Print 2up(lines x 1000)          94         15          6          5         22        217          579
Microfiche (pages)            8,806     14,028      4,635      8,073     12,788      3,708       94,099
Data Entry (Records)         11,810     15,234     12,302     10,825     12,872      6,903      142,565
Remote Print                135,850    203,790    226,210    198,621    208,157    137,843    1,956,387


TEST
----
Batch CPU (Hours)                147.7       88.6       85.7       71.1      235.6      151.3
CICS CPU (Hours)                  15.6       19.1        9.1       21.3        8.7       15.5
Print 1up(lines x 1000)            915      2,613        924      1,512      2,801      1,130
Print 2up(lines x 1000)            107         99      1,831         83        115         64

OTHER
-----
Network Support(per mo)            544        544        544        544        544        544
Accounting System                    0          0          0          0          0          0
Payroll Usage System (checks)    8,370     11,418      9,034      9,100     11,375      9,100
Dedicated Disk(GB/month)         217.7      217.7      241.9      215.1      209.1      215.4
Sarview                          8,015     11,863      8,592      8,591     11,858      8,591

NEW PRODUCTION
--------------
Graham Technologies             (242.5)    (483.7)    (420.1)    (324.3)    (282.8)    (289.6)
Tracking Mdse from
 Pic to Pack                       2.6        3.9        3.7        3.3        3.5        3.5
C.A.R. Processing                  2.6        3.9        3.7        3.3        3.5        3.5
Multiple Releases                  0.6        0.7        0.8        0.6        0.7        0.6
Merchandising projects             3.2        5.1        4.3        4.1        4.1        3.3
 Control Item Costs, Retail Mark
  On, Coverage Model to Item
  Planning, Key Item Planning,
  Vendor Performance, Expand
  MPCS Database
Liquidations Management            0.7        1.4        0.7        0.7        0.7        0.7
PO/Receiving/AP Integration        1.9        1.8        2.1        1.8        1.7        1.1
Link Shipping & Customer
 Order
  Systems                          1.3        2.0        1.9        1.7        1.8        1.3
DB2 Conversions
 House File                        0.0        0.0        0.0        0.0        0.0        0.0
 Order, Inventory, Binbox,
  etc.                             0.0        0.0        0.0        0.0        0.0        0.0
Marketing CDC Database             0.0        0.0        0.0        0.0        0.0        0.0

TOTAL NEW PRODUCTION            (230.4)    (464.9)    (401.0)    (308.8)    (268.8)    (271.7)

TEST
----
Batch CPU (Hours)                  151.3      242.0      185.0      120.0      185.0      145.2      1,800.5
CICS CPU (Hours)                    16.8       18.0       10.1       13.8       17.2       14.0        182.2
Print 1up(lines x 1000)            1,716      1,896      1,365      1,853      4,130      2,450       22,766
Print 2up(lines x 1000)               93        103         75        100        225        134        3,121

OTHER
-----
Network Support(per mo)              544        544        544        544        544        544        6,528
Accounting System                      0          0          0          0          0          0            0
Payroll Usage System (checks)      9,100     11,375      9,100      9,100     11,375      9,100      117,547
Dedicated Disk(GB/month)           230.9      241.2      247.5      228.5      227.2      218.8      2,713.7
Sarview                            8,591     11,858      8,591      8,591     11,858      8,521      115,639

NEW PRODUCTION
--------------
Graham Technologies               (301.7)    (538.7)    (456.5)    (411.4)    (352.3)    (264.3)    (4,373.8)
Tracking Mdse from
 Pic to Pack                         2.9        3.9        3.7        3.3        3.4        2.5         39.4
C.A.R. Processing                    2.9        3.9        3.7        3.3        3.4        2.5         39.4
Multiple Releases                    0.6        0.7        0.6        0.6        0.7        0.7          7.6
Merchandising projects               3.5        4.9        4.3        4.0        4.3        3.3         48.3
 Control Item Costs, Retail Mark
  On, Coverage Model to Item
  Planning, Key Item Planning,
  Vendor Performance, Expand
  MPCS Database
Liquidations Management              0.7        1.4        0.7        0.7        1.4        0.7         10.5
PO/Receiving/AP Integration          1.1        1.6        2.1        2.2        2.1        1.2         20.0
Link Shipping & Customer
 Order Systems                       1.5        2.0        1.6        1.7        1.7        1.3         19.7
DB2 Conversions
 House File                          0.0        0.0        0.0        0.0        0.0        0.0          0.0
 Order, Inventory, Binbox,
  etc.                               0.0        0.0        0.0        0.0        0.0        0.0          0.0
Marketing CDC Database               0.0        0.0        0.0        0.0        0.0        0.0          0.0

TOTAL NEW PRODUCTION              (281.6)    (520.0)    (439.6)    (395.6)    (346.3)    (245.1)    (4,188.8)

                                 Attachment III
                                   to Annex A
                             to Services Agreement

                   Performance Targets for Computing Services
                   ------------------------------------------


              Item                      Fiscal Quarter Goal
              ----                      -------------------

Hardware/Software Availability                  99.0%
TSO Availability                                99.0%
On-Line Application Availability                98.0%
Report Delivery on Schedule                     97.0%

Response Time Target
     IMS-All (95 Percentile)                     5.0 sec.
     TSO-All (95 Percentile)                     3.0 sec.
     CICS-All (95 Percentile)                    5.0 sec.
     DB2-All (95 Percentile)                     5.0 sec.

The targets above will continue to be calculated and reported monthly in the same manner they were reported prior to June, 1996.

Note: All Fiscal Quarter Goals to be renegotiated annually as part of annual budgeting process. All Fiscal Quarter Goals for future Firm Periods are based upon technical design document review by TJX prior to construction.

These performance targets assume Brylane's conformity with TJX's operating standards.

                                                                         Annex B

                               Treasury Services
                               -----------------

     The following services will be provided to Brylane:

1.   Treasury Services
     -----------------
     Assistance with the establishment of Trustee accounts at State Street Bank and Trust Co. for the Brylane 401(k) Plan.

2.   Letters of Credit
     -----------------

     At the Closing, COB will have outstanding Letters of Credit (the "Letters of Credit") through the First National Bank of Boston and the First National Bank of Chicago (the "Banks") relating to the purchase of merchandise. TJX and Brylane agree that these Letters of Credit shall remain outstanding until they are drawn down under the normal course of business or expire. TJX will continue to provide services with respect to these Letters of Credit on Brylane's behalf.

     TJX will provide Brylane with the information provided to them by the Banks regarding COB's Letters of Credit, and Brylane will instruct TJX as to any action to be taken with respect to the Letters of Credit.

     TJX will fund draw downs under the Letters of Credit, upon notification from the Banks. TJX will notify Brylane of the amounts drawn against the Letters of Credit and shall provide the Brylane's Chief Financial Officer, copies of all relevant documents via facsimile transmission as promptly as practicable (Fax No. (212) 613-9567). If such facsimile copies are received by Brylane on or before 11:00 a.m. (EST) on any week day when banks are open for business in New York, Massachusetts and Pennsylvania (a "Business Day"), Brylane will reimburse TJX for such amounts by wire transfer of immediately available federal funds or by another agreed upon mechanism whereby TJX shall receive good funds as soon as practicable, but in no event later than 5:00 p.m. on the Business Day TJX funds the draw downs. In the case of facsimile copies received after 11:00 a.m. (EST), good funds shall be transferred from Brylane to TJX on the immediately succeeding Business Day.

     If Brylane shall fail to reimburse TJX with good funds on the applicable Business Day as required above, Brylane shall pay to TJX interest on the funds so owed at an annual rate equal to the Prime Rate (the rate of interest from time to time announced by the First National Bank of Boston as its prime rate) until paid, accruing on a daily basis, provided that the obligation to pay interest hereunder shall not relieve Brylane of its obligation to reimburse TJX promptly.

3.   EFT Tax Payments
     ----------------

     COB is currently required to make certain of its state sales, withholding and income tax payments electronically (the "EFT Payments"), via the ACH credit or ACH debit method. TJX has been making these payments on behalf of COB upon notification from COB when taxes are due. TJX is required to deposit these payments with its bank one day prior to the tax due date.

     TJX and Brylane agree that TJX will continue to make the EFT Payments with respect to the COB business until the earlier of the end of Fiscal Year 1997 or Brylane has established procedures to handle this function independently.

     Brylane will continue to provide TJX with the necessary details pertaining to each of its EFT Payments at least two Business Days prior to the EFT Payment due date. In addition, Brylane will reimburse TJX for such amounts by wire transfer of immediately available federal funds or by another agreed upon mechanism whereby TJX shall receive good funds as soon as practicable, but in no event later than on the Business Day TJX is required to deposit the EFT Payments with its bank.

     If Brylane shall fail to reimburse TJX with good funds on the applicable Business Day as required, Brylane shall pay to TJX interest on the funds so owed at the Prime Rate until paid, provided that the obligation to pay interest hereunder shall not relieve Brylane of its obligation to reimburse TJX promptly.

                                                                         Annex C

                           Corporate Payroll Services
                           --------------------------

Description of Services
-----------------------

TJX Corporate Financial Accounting Department will provide the following payroll services to Brylane, but only with respect to Purchased Assets:

     Submission of transmittals to Production Control for scheduling and processing the payroll system.

     Perform reconciliations for gross and net pay, 401(k) contributions and direct deposit amounts. Send confirmation letters to Brylane.

     Maintain control logs for payroll check stock and signature overlay.

     Maintenance of payroll tables for Brylane data for: Earnings and deductions and these limits - tax locations, H&W rates and eligibility, and tax rates.

     Distribution of payroll reports and tapes.

     Submission of third-party reporting to vendors, including: Direct deposit, savings bonds, H&W, 401(k), and unemployment compensation.

     Coordinate systems maintenance activities with CIS (Corporate Systems Development and Production Control).

     Produce quarterly and year-end payroll tax reporting.

     Produce individual W-2 form reprints for prior year W2's.

     Coordinate and implement Brylane's related programs including: United Way, bonus payouts, leased auto adjustments, stock options, earnings adjustments and deferred compensation.

     Provide periodic assistance regarding questions and issues relating to the payroll system, payroll operations, and payroll taxes.

     Quarterly and/or year-end reporting services, following the period payroll was processed by TJX, will continue for three months following the period payroll check processing has ceased at no additional fee.

All of these services will be provided to Brylane at a rate of $4,000 per month through January 31, 1998. Thereafter, this rate will be negotiated annually by October 1 of each year (for service which will be provided in the following fiscal year). This service can be terminated at the end of any fiscal quarter after July 31, 1997, provided written notification has been received by TJX sixty days prior to the termination date. The termination of this service must be coordinated with the Payroll services provided in Annex A. Upon termination of the Payroll services provided in Attachment I of Annex A, this service must also terminate.

                                                                         Annex D

     TJX will use commercially reasonable best efforts to make available to Brylane upon reasonable notice the legal services of Irving Ritz for an aggregate of up to 15 hours (at a rate of $300/hr.) through December 31, 1997. Such service will be related to negotiations and relations with the United Needleworkers of America union located at Chadwick's West Bridgewater locality.